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FLORIDA POWER CORPORATION                                            EXHIBIT 12
STATEMENT OF COMPUTATION OF RATIOS
(Dollars In millions)

Ratio of Earnings to Fixed Charges:

                                        Twelve Months Ended                 Year Ended
                                           September 30,                    December 31,
                                        2000            1999            1999            1998
                                      --------        --------        --------        --------
NET INCOME                            $  283.0        $  276.7        $  267.0        $  250.1

Add:
    Operating Income Taxes               160.1           152.5           149.1           140.3
    Other Income Taxes                     1.8             4.6             2.2              .7
                                      --------        --------        --------        --------

Income Before Taxes                      444.9           433.8           418.3           391.1

Total Interest Charges                   127.0           125.8           124.0           136.5
                                      --------        --------        --------        --------

Total Earnings (A)                    $  571.9        $  559.6        $  542.3        $  527.6

Fixed Charges (B)                     $  127.0        $  125.8        $  124.0        $  136.5
                                      --------        --------        --------        --------

Ratio of Earnings to
    Fixed Charges (A/B)                   4.50            4.45            4.37            3.87
                                      ========        ========        ========        ========